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EXHIBIT 5.1

        [Dorsey & Whitney LLP Letterhead]

June 6, 2002

Endocardial Solutions, Inc.
1350 Energy Lane, Suite 110
St. Paul, Minnesota 55108

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Endocardial Solutions, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the sale by the Company from time to time of up to 850,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company. The Shares will be issuable under the Company's 1993 Long-Term Incentive and Stock Option Plan and Directors' Stock Option Plan (the "Plans").

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

        Our opinions expressed above are limited to the laws of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                    Very truly yours,

                    /s/ Dorsey & Whitney LLP

RAK

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  EXHIBIT 5.1